Exhibit 99.1

CONTANGO OIL & GAS COMPANY

NEWS RELEASE

Contango Issues $30 Million of a Series E Perpetual Preferred Stock

MAY 14, 2007 – HOUSTON, TEXAS – Contango Oil & Gas Company (AMEX:MCF) announced today that it has entered into agreements to sell $30.0 million of its Series E Preferred Stock. The shares will be purchased by a group of private investors, subject to customary closing conditions on May 17, 2007. The Series E Preferred Stock is perpetual and is convertible at any time into shares of Contango common stock at a price of $38.00 per share. The dividend on the Series E Preferred Stock can be paid quarterly in cash at a rate of 6.0% per annum or paid-in-kind at a rate of 7.5% per annum. The Company will file a registration statement covering the common shares underlying the Series E Preferred Stock. Energy Capital Solutions, LP and Pritchard Capital Partners LLC acted as the placement agents for this private placement. The Company’s fully diluted shares after this transaction, assuming the preferred shares are converted into common, and upon the exercise of all outstanding options, would be 17,780,281.

Kenneth R. Peak, Contango’s Chairman and Chief Executive Officer said, “The $28.8 million of net proceeds of this offering will be used to pay off the $15.0 million in debt outstanding from the Company’s $30.0 million term loan agreement, to fund the Company’s offshore Gulf of Mexico deep shelf exploration program and our Arkansas Fayetteville Shale play. Our $13.8 million of cash on hand together with our $30 million of available borrowing capacity under our line of credit leaves us in a strong capital position.”

Contango is a Houston-based, independent natural gas and oil company. The Company’s core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico and onshore in the Arkansas Fayetteville Shale. The Company also owns a 10% interest in a limited partnership formed to develop an LNG receiving terminal in Freeport, Texas, and holds investments in companies focused on commercializing environmentally preferred energy technologies. Additional information can be found on our web page at www.contango.com.

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango’s expectations. The statements reflect Contango’s current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango’s publicly available reports filed with the Securities and Exchange Commission.

Contango Oil & Gas Company	For information, contact:
3700 Buffalo Speedway, Suite 960	Kenneth R. Peak
Houston, Texas 77098	(713) 960-1901
www.contango.com